INVESCO LTD. 2008 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT– TIME VESTING

Non-transferable

Award to

[_____________________]

(“Participant” or “you”)

by Invesco Ltd. (“Company”) of

[_____________]

Restricted Stock Units payable in Shares of the Company (“Award”)

as of [________, 20__] (“Grant Date”)

Subject to the conditions of the Invesco Ltd. 2008 Global Equity Incentive Plan (“Plan”) and this Award Agreement, the Company hereby grants to you the number of Restricted Stock Units set forth above, which shall become vested and non-forfeitable in accordance with the following schedule:

Date	Number of Restricted Stock Units Vesting
1st anniversary of Grant Date	[_______]
2nd anniversary of Grant Date	[_______]
3rd anniversary of Grant Date	[_______]
[ Other ]	[_______]

This Award shall be effective as of the Grant Date set forth above. By signing this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan and this Award Agreement, which may be amended only by a written agreement signed by the Company and you. If you fail to return a signed copy of this Award Agreement within [sixty (60)] days of the Grant Date set forth above, the Company may determine that this Award has been forfeited.

IN WITNESS WHEREOF, each of the Company and Participant has caused this Award Agreement to be executed as of the Grant Date.

Invesco Ltd.	Participant:

By: __________________________________	________________________________
Authorized Signatory	Name

TERMS AND CONDITIONS – Restricted Stock Units – Time Vesting

1. Plan Controls; Restricted Stock Units. The terms contained in the Plan are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan. “Restricted Stock Units” means Awards denominated in Shares that will be settled in an equal number of Shares and that are subject to Section 8 of the Plan and any additional restrictions imposed hereunder. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term “Company” means Invesco Ltd. and its Subsidiaries. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions. Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason other than as set forth in paragraphs (b)-(f) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to the Restricted Stock Units which remain unvested as of the date of your Termination of Service.

3. Vesting and Conversion to Shares. The Restricted Stock Units will vest and be deemed earned and payable in full upon the earliest to occur of the following (the “Vesting Date”):

(a)	upon the date(s) specified on page 1 hereof, provided that you have not experienced a Termination of Service prior to such respective date(s), or
(b)

in the event of your Termination of Service due to Retirement occurring more than two (2) years after the Grant Date, and upon your continued compliance with the covenants set forth herein, on the date(s) specified on page 1 hereof, or

(c)	upon your Termination of Service due to death or Disability, or
(d)	upon your involuntary Termination of Service, other than for Cause or Disability, provided that you sign (and do not revoke) a severance agreement in the form stipulated by the Company, or
(e)

in the event of a Change in Control, immediately prior to a Change in Control if this Award Agreement is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control, or

(f)

in the event of a Change in Control, upon your Termination of Service during the 24-month period following the Change in Control either (i) by the Company other than for Cause or Disability, or (ii) by you for Good Reason.

Unless the Restricted Stock Units are forfeited prior to the Vesting Date, the Restricted Stock Units will be converted into an equal number of Shares on the Vesting Date (the “Conversion Date”), and Shares evidencing the conversion of Restricted Stock Units will be registered in the name of the Participant as of the Conversion Date and delivered to the Participant as soon as practicable thereafter.

4. No Shareholder Rights; Payment in Lieu of Dividends. Participant shall have none of the rights of a shareholder of the Company with respect to the Restricted Stock Units, provided, however, that if and when cash dividends are paid with respect to the Shares while the Restricted Stock Units are outstanding, Participant’s Employer (defined below) shall pay to Participant as additional compensation an amount in cash equal to the amount of such dividends with respect to the number of Shares then underlying the Restricted Stock Units.

5. Employment Matters. In consideration of this Award, you hereby promise to honor and to be bound by the Plan and this Award Agreement, which serves as the agreed basis for your Award. You further agree that this Award Agreement is entered into and is reasonably necessary to protect Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of Company. You also agree that, in consideration of the confidential information, trade secrets, and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 5, and further agree and acknowledge that the restrictions set forth in this Paragraph 5 are reasonably necessary to protect the confidential and trade secret information provided to you.

5.1 Notice Period. During your employment with the Company, any of its Subsidiaries or any of their respective successors or assigns (as applicable, the “Employer”), you and, in the absence of Cause, the Employer shall be required to give to the other [_______] months (see Note below) advance written notice of the intent to terminate your employment relationship (the “Notice Period”). Your employment with Employer shall not terminate until the expiration of the Notice Period, provided, however, Employer shall have the right, in its sole discretion, to relieve you of all of your duties and responsibilities by placing you on paid administrative leave during the Notice Period and shall not be required to provide you with work or access to Employer's offices during such leave. You shall be entitled to continue to receive full compensation and benefits of employment for the entire Notice Period, regardless of whether Employer exercises its right to place you on paid administrative leave. You are prohibited from working in competition with the Company, or taking affirmative steps to assist or establish a competitive firm, during the Notice Period. Notwithstanding the foregoing, at any time during your employment relationship Employer may, effective immediately and without the benefit of the Notice Period, terminate the employment relationship for Cause. Your employment shall terminate on the earlier of (i) Employer’s termination for Cause, and (ii) expiration of the Notice Period (the “Termination Date”).

Note: You may designate a Notice Period of between 4 and 12 months by filling in the blank and initialing. If you fail to designate a Notice Period or fill in a period less than 4 or greater than 12 months, the Notice Period will be deemed to be 4 months.

5.2 Nondisclosure. You agree that, in the event of your Termination of Service for any reason, whether during or following the Restriction Period, you shall not, for a period of six (6) months following the Termination Date (the “Nondisclosure Period”) directly or indirectly transmit or disclose any Confidential Information or Trade Secrets to any person or make use of any such Confidential Information or Trade Secret without the prior written consent of Company, provided, however, that Trade Secrets shall remain protected for so long as they remain Trade Secrets under applicable law. “Trade Secret” means information with respect to the Company that is defined as a trade secret by the Georgia Trade Secrets Act and shall be deemed to include all customer information – including without limitation all information pertaining to customer identity, customer account numbers and/or assets in customer accounts. “Confidential Information” means all information regarding Company or it’s business or customers that is not generally known to persons not employed by Company but that does not rise to the level of a Trade Secret, that is not generally disclosed to non-employees, and that is the subject of reasonable efforts to protect its confidentiality, provided, however, that “Confidential Information” does not include information that has become generally available to the public by the act of a person who has the right to disclose such information.

5.3 Nonrecruitment; Nonsolicitation. You agree that, in the event of your Termination of Service for any reason, whether during or following the Restriction Period, you shall not, for a period of six (6) months following the Termination Date (the “Covenant Period”), directly or indirectly, individually or in concert with any other person or entity (i) recruit, induce or attempt to recruit or induce any employee of Company with whom you worked or otherwise had Material Contact during your employment to leave the employ of Company or otherwise lessen that party’s affiliation with Company, or (ii) solicit, divert, take away or attempt to solicit, divert or take away any then-current client or customer of Company with whom you had Material Contact during your employment for purposes of offering, providing, or selling investment management products or services offered by the Company at the date of your Termination of Service that were offered, provided, and/or soldby you on the Company’s behalf. For purposes of this provision, you had “Material Contact” with an employee if (i) you had a supervisory relationship with the employee or (ii) you worked or communicated with the employee on a regular basis; and you had “Material Contact” with a client or customer if (i) you had business dealings with the client or customer on behalf of the Company or (ii) you supervised or coordinated the dealings between the Company and the client or customer.

5.4 Works for Hire. You and Company acknowledge that in the course of your employment by Employer, you may from time to time create or have created copyrightable or patentable works for Company. All such works related to or useful in the business of Company are specifically intended to be works made for hire by you for the benefit of Company. You hereby irrevocably transfer and assign to Company all right, title and interest in or to any and all documentation, information or materials conceived, discovered, developed or created by you in the course of your employment with Company, whether or not the same would otherwise constitute “works made for hire” under applicable law.

5.5 Enforceability of Covenants. You acknowledge that the Company has a current and future expectation of business from the current and proposed customers of the Company. You acknowledge that the term and scope of the covenants set forth herein are reasonable, and you agree that you will not, in any proceeding, assert the unreasonableness of the premises, consideration or scope of the covenants set forth herein. You and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad, the court shall be authorized to substitute an enforceable term or otherwise modify the Award Agreement in a manner that will enable the enforcement of the covenants to the maximum extent possible under applicable law. You agree that any breach of these covenants will result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief without the necessity of posting any bond. You also agree that you shall be responsible for all damages incurred by the Company due to any breach of the restrictive covenants contained in this Award Agreement and that the Company shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company in enforcing the restrictive covenants in this Award Agreement.

5.6 Relationship to Other Agreements. In the event of any actual or alleged conflict between the provisions of this Award Agreement and any applicable Global Partner Agreement or other agreement regarding your employment with Employer (“Other Agreement”), the provisions hereof shall control and, to the extent necessary, be deemed an amendment of such Other Agreement, provided, however, that if the Notice Period, Nondisclosure Period or the Covenant Period referred to in this Paragraph 5 is of shorter duration than that provided in the Other Agreement, the Notice Period, Nondisclosure Period or Covenant Period (as applicable) set forth in the Other Agreement shall apply.

6.Employee Data Privacy.By signing this Agreement, you (a) explicitly consent to the collection, use and transfer, in electronic or other form, of any of your personal data that is necessary to facilitate the administration of your Award and the Plan, (b) agree that the Company and the Employer may, for the purpose of administering the Plan, hold certain personal information about you, including without limitation your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, and details of all awards or entitlements to Common Shares granted to you under the Plan or otherwise (“Data”), (c) agree that Data may be transferred to any third parties assisting in the implementation, administration of the Plan, including any broker with whom the Common Shares issued upon vesting of the Award may be deposited, and that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country; (d) waive any data privacy rights you may have with respect to the Data, and (e) authorize the Company, its Subsidiaries and its agents to store and transmit the Data in electronic form.

7. Code Section 409A. Notwithstanding anything herein to the contrary, in the event that this Award is subject to taxation under the Code, the Vesting Date under Section 3(b) of this Award Agreement shall not be later than March 1 of the tax year following the later of (i) the tax year in which you become eligible for Retirement or (ii) the tax year in which the second anniversary of the Grant Date occurs. In addition, in the event that any amounts payable pursuant to Section 5.1 of this Award Agreement constitute nonqualified deferred compensation subject to Section 409A of the Code, the payment thereof shall be subject to Section 11(f) of the Plan.

8. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, 1555 Peachtree Street, NE, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company.